Exhibit 99.1

For Release:	Immediately

Contact:	Media – Christopher M. Farage - Vice President, Communications & External Affairs cfarage@parker.com	216/896-2750

	Financial Analysts – Pamela Huggins, Vice President - Treasurer phuggins@parker.com	216/896-2240

Stock Symbol:	PH – NYSE

Parker Reports Year End Results with All-Time Record Sales, Net Income and Earnings per Share

- Fiscal 2011 Full Year Sales Reach All-Time Record of $12.3 billion

- Fiscal 2011 Full Year Diluted Earnings Per Share Reaches a Record $6.37

- Company Maintains Strong Cash Flow and Balance Sheet

- Issues Guidance for Record Earnings in Fiscal 2012

CLEVELAND, August 2, 2011—Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported all-time record results for the fiscal 2011 fourth quarter and year ended June 30, 2011. Fiscal 2011 sales were $12.3 billion, an increase of 23.5 percent from $10.0 billion in the prior year and surpassing the previous record achieved in fiscal 2008. Net income for the year was a record $1.1 billion, an increase of 90.0 percent compared with $556.4 million in fiscal 2010. Fiscal 2011 earnings per diluted share were a record at $6.37 compared with $3.40 in the previous year. Cash flow from operations for fiscal 2011 was $1.2 billion, or 9.5 percent of sales, compared with cash flow from operations of $1.2 billion, or 12.2 percent of sales in the prior year period. Cash flow from operations included discretionary contributions to the company’s pension plan of $400 million in fiscal 2011 and $100 million in fiscal 2010. Excluding these discretionary contributions, cash flow as a percent of sales in fiscal 2011 and fiscal 2010, was 12.7 percent and 13.2 percent, respectively.

Fiscal 2011 fourth quarter sales were a record $3.4 billion, an increase of 22.4 percent from $2.8 billion in the same quarter a year ago. Net income for the fourth quarter was also a record at $294.7 million, a 32.1 percent increase compared with $223.1 million in the fourth quarter of fiscal 2010. Earnings per diluted share for the quarter were a record $1.79, compared with $1.35 in last year’s fourth quarter. Cash flow from operations for fiscal 2011 fourth quarter was $367 million, or 10.8 percent of sales, compared with cash flow from operations of $377 million, or 13.5 percent of sales in the prior year period. Fiscal 2011 fourth quarter cash flow from operations included a $200 million discretionary contribution to the company’s pension plan. Excluding this discretionary contribution, cash flow as a percent of sales was 16.6 percent for the fiscal 2011 fourth quarter.

“Achieving record performance this year is a remarkable accomplishment,” said Chairman, CEO and President, Don Washkewicz. “I am especially proud of our global team that delivered this performance. We will continue the focus on executing Parker’s Win Strategy and build on this success.”

Parker also achieved all-time record sales and earnings per share in the fourth quarter and strong segment operating margin performance. Total sales for the quarter increased 22 percent as organic sales increased 15 percent, acquisitions contributed 1 percent and foreign currency translation was a positive 6 percent. Profitability in the quarter was strongest in the Industrial segment. Industrial North America segment operating margin reached 16.9 percent and Industrial International segment operating margin was 14.7 percent.

Segment Results

In the Industrial North America segment, fourth quarter sales increased 18.6 percent to $1.2 billion, and operating income was $207.3 million compared with $162.9 million in the same period a year ago.

In the Industrial International segment, fourth quarter sales increased 33.8 percent to $1.4 billion, and operating income was $202.8 million compared with $140.3 million in the same period a year ago.

In the Aerospace segment, fourth quarter sales increased 9.3 percent to $521.9 million, and operating income was $70.7 million compared with $64.1 million in the same period a year ago.

In the Climate and Industrial Controls segment, fourth quarter sales increased 15.2 percent to $276.8 million, and operating income was $22.5 million compared with $20.5 million in the same period a year ago.

Orders

Parker reported an increase of 15 percent in orders for the quarter ending June 30, 2011, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 11 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 18 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 27 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 1 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2012, the company has issued guidance for earnings from continuing operations in the range of $6.70 to $7.50 per diluted share.

Washkewicz added, “Our earnings range for fiscal 2012 anticipates another record year for Parker. We will continue in fiscal 2012 with a strong focus on the fundamentals defined by the Win Strategy. We will continue to invest in profitable growth through new product and systems innovation, strategic acquisitions, and expansion of our distribution network.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2011 fourth quarter and full year results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $12 billion in fiscal year 2011, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 58,000 people in 47 countries around the world. Parker has increased its annual dividends paid to shareholders for 55 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated costs savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION—JUNE 30, 2011

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2011	2010	2011	2010
Net sales	$3,409,830	$2,786,470	$12,345,870	$9,993,166
Cost of sales	2,590,772	2,114,190	9,387,457	7,847,067

Gross profit	819,058	672,280	2,958,413	2,146,099
Selling, general and administrative expenses	413,441	349,328	1,467,773	1,277,080
Interest expense	24,821	26,896	99,704	103,599
Other (income) expense, net	(594)	3,896	(22,785)	10,603

Income before income taxes	381,390	292,160	1,413,721	754,817
Income taxes	86,736	69,108	356,571	198,452

Net income	294,654	223,052	1,057,150	556,365
Less: Noncontrolling interests	2,464	889	8,020	2,300

Net income attributable to common shareholders	$292,190	$222,163	$1,049,130	$554,065

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.83	$1.38	$6.51	$3.44

Diluted earnings per share	$1.79	$1.35	$6.37	$3.40

Average shares outstanding during period—Basic	159,369,296	161,310,414	161,125,869	160,909,655
Average shares outstanding during period—Diluted	163,688,610	163,997,297	164,798,221	162,901,717

Cash dividends per common share	$.37	$.26	$1.25	$1.01

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2011	2010	2011	2010
Net sales
Industrial:
North America	$1,227,412	$1,034,573	$4,516,510	$3,623,460
International	1,383,748	1,033,971	4,917,007	3,811,464
Aerospace	521,868	477,629	1,921,984	1,744,283
Climate & Industrial Controls	276,802	240,297	990,369	813,959

Total	$3,409,830	$2,786,470	$12,345,870	$9,993,166

Segment operating income
Industrial:
North America	$207,290	$162,933	$745,544	$487,137
International	202,848	140,295	754,222	394,089
Aerospace	70,722	64,052	247,126	208,002
Climate & Industrial Controls	22,504	20,513	76,134	53,452

Total segment operating income	503,364	387,793	1,823,026	1,142,680
Corporate general and administrative expenses	51,187	54,911	163,868	153,965

Income from operations before interest expense and other	452,177	332,882	1,659,158	988,715
Interest expense	24,821	26,896	99,704	103,599
Other expense	45,966	13,826	145,733	130,299

Income before income taxes	$381,390	$292,160	$1,413,721	$754,817

PARKER HANNIFIN CORPORATION—JUNE 30, 2011

CONSOLIDATED BALANCE SHEET

(Dollars in thousands) June 30,	2011	2010
Assets
Current assets:
Cash and cash equivalents	$657,466	$575,526
Accounts receivable, net	1,977,856	1,599,941
Inventories	1,412,153	1,171,655
Prepaid expenses	111,934	111,545
Deferred income taxes	145,847	130,129

Total current assets	4,305,256	3,588,796
Plant and equipment, net	1,797,179	1,697,881
Goodwill	3,009,116	2,786,334
Intangible assets, net	1,177,722	1,150,051
Other assets	597,532	687,320

Total assets	$10,886,805	$9,910,382

Liabilities and equity
Current liabilities:
Notes payable	$75,271	$363,272
Accounts payable	1,173,851	888,743
Accrued liabilities	909,147	776,527
Accrued domestic and foreign taxes	232,774	176,349

Total current liabilities	2,391,043	2,204,891
Long-term debt	1,691,086	1,413,634
Pensions and other postretirement benefits	862,938	1,500,928
Deferred income taxes	160,035	135,321
Other liabilities	293,367	196,208
Shareholders’ equity	5,383,854	4,367,965
Noncontrolling interests	104,482	91,435

Total liabilities and equity	$10,886,805	$9,910,382

CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended June 30,
(Dollars in thousands)	2011	2010
Cash flows from operating activities:
Net income	$1,057,150	$556,365
Depreciation and amortization	339,800	362,509
Stock incentive plan compensation	73,238	59,318
Net change in receivables, inventories, and trade payables	(170,650)	92,949
Net change in other assets and liabilities	(156,080)	155,991
Other, net	23,475	(8,310)

Net cash provided by operating activities	1,166,933	1,218,822

Cash flows from investing activities:
Acquisitions (net of cash of $385 in 2011)	(60,227)	(5,451)
Capital expenditures	(207,294)	(129,222)
Proceeds from sale of plant and equipment	32,289	11,929
Other, net	(9,706)	(23,429)

Net cash (used in) investing activities	(244,938)	(146,173)

Cash flows from financing activities:
Net (payments for) common stock activity	(624,411)	(994)
Net (payments for) debt	(85,283)	(486,263)
Dividends	(206,084)	(162,739)

Net cash (used in) financing activities	(915,778)	(649,996)

Effect of exchange rate changes on cash	75,723	(34,738)

Net increase in cash and cash equivalents	81,940	387,915
Cash and cash equivalents at beginning of period	575,526	187,611

Cash and cash equivalents at end of period	$657,466	$575,526